AGREEMENT TO FILE JOINT SCHEDULE 13G

Pursuant to Regulation Section 240.13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to beneficial ownership by each of the undersigned of common stock of TXP Corporation, and that such statement shall be filed on behalf of each of them.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: October 23, 2006	Kuekenhof Equity Fund, L.P.

By: Kuekenhof Capital Management, LLC Its: General Partner
	By:	/s/ Michael James
	Name:	Michael James
	Title:	Managing Member

Kuekenhof Capital Management, LLC.

/s/ Michael James
	Name:	Michael James
	Title:	Managing Member

/s/ Michael James
Michael James